Exhibit 99.1

Contacts:
MGI PHARMA, INC.	Noonan Russo
Jennifer Davis	Brian Ritchie
212-332-4381	212-845-4200
IR@mgipharma.com	Brian.Ritchie@eurorscg.com
NEWS RELEASE (For Release on August 7, 2006 at 5:01 pm ET)
MGI PHARMA ANNOUNCES EXECUTIVE APPOINTMENTS
MINNEAPOLIS, August 7, 2006 — MGI PHARMA, INC. (Nasdaq: MOGN), a biopharmaceutical company focused in oncology and acute care, today announced the appointments of Mary Lynne Hedley, Ph.D., Eric P. Loukas, Esq., and William F. Spengler to Executive Vice President and the appointment of Mr. Loukas as Chief Operating Officer.
“Mary Lynne, Eric and Bill have made many significant contributions to our business as we have expanded our commercial portfolio and advanced our pipeline of product candidates,” said Lonnie Moulder, President and Chief Executive Officer of MGI PHARMA. “I look forward to working closely with these talented professionals as we continue to execute on our plans to achieve our corporate goals.”
Mary Lynne Hedley, Ph.D., has been promoted to the position of Executive Vice President and Chief Scientific Officer. In this position, Dr. Hedley will oversee the Company’s research, development, pharmacovigilence, and program management activities. Dr. Hedley joined MGI PHARMA Biologics in September 2004 upon the acquisition of ZYCOS, Inc., and most recently was Senior Vice President and Chief Scientific Officer at MGI PHARMA. She was a co-founder of ZYCOS where she served as President and Chief Executive Officer. During her post-doctoral studies at Harvard University, and in conjunction with other scientists, Dr. Hedley co-invented the core technology underlying the MGI PHARMA Biologics platform. Dr. Hedley received her B.S. degree in microbiology from Purdue University and Ph.D. in molecular immunology from Southwestern Medical Center.
Eric P. Loukas, Esq., has been promoted to Executive Vice President and Chief Operating Officer. Mr. Loukas’ responsibilities have been expanded to include the commercial, manufacturing and medical affairs functions. He will also continue in his current role as General Counsel and Corporate Secretary until a successor is named. Mr. Loukas joined MGI PHARMA in July 2004 as Senior Vice President, General Counsel and Corporate Secretary. Prior to joining the Company, he served as Division Counsel at 3M Pharmaceuticals, a division of 3M Company, where he provided legal and strategic counsel to the global management team of a $1 billion pharmaceutical business. Early in Mr. Loukas’ career he spent six years, first in research and then pharmaceutical sales, at Bristol Myers, Janssen Pharmaceutica and McNeil Pharmaceutical. He received his B.A. degree in experimental psychology from The State University of New York at Albany, M.S. degree in pharmacology from Rutgers University and J.D. degree from The John Marshall Law School.

William F. (Bill) Spengler has been promoted to Executive Vice President and Chief Financial Officer. Mr. Spengler retains responsibility for finance, accounting, investor relations, business and corporate development, and administration. Mr. Spengler joined MGI PHARMA in October 2005 upon the acquisition of Guilford Pharmaceuticals, where he was Executive Vice President and Chief Financial Officer. Previously, he served as President, Chief Operating Officer and Director of Osteoimplant Technology, Inc., and as a Vice President of Finance at the Black & Decker Corporation. Prior to Black & Decker, Mr. Spengler spent 14 years at Bristol-Myers Squibb Corporation, where he held a variety of positions in both the U.S. and Europe. Mr. Spengler earned his B.A. degree in economics from Yale University and M.B.A. degree in accounting from New York University.
About MGI PHARMA
MGI PHARMA, INC. is a biopharmaceutical company focused in oncology and acute care that acquires, researches, develops and commercializes proprietary products that address the unmet needs of patients. MGI PHARMA has a portfolio of proprietary pharmaceuticals, and intends to become a leading biopharmaceutical company. MGI PHARMA markets Aloxi® (palonosetron hydrochloride) Injection, Dacogen™ (decitabine) for Injection and Gliadel® Wafer (polifeprosan 20 with carmustine implant) in the United States. The Company directly markets its products in the U.S. and collaborates with partners to reach international markets.
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